NOTICE OF ANNUAL MEETING
                         OF SHAREHOLDERS
                          ON MAY 3, 1996



To Shareholders of Oshkosh B'Gosh, Inc.

     The annual  meeting of shareholders of  Oshkosh B'Gosh, Inc.
(the  "Company"), will be held  at the Pioneer  Inn, 1000 Pioneer
Drive, Oshkosh, Wisconsin on May 3, 1996 at 10:00 a.m., to consider and act upon the following matters:

          1.  The election of a Board of nine Directors.

          2. The transaction of such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     The close of business on March 15, 1996 is the record date for the meeting and only shareholders of record at that time will be entitled to notice of and to vote at the meeting or any adjournment or adjournments thereof.

     Your attention is called to the Proxy Statement accompanying this Notice for a more  complete statement regarding the  matters
to  be acted  upon  at  the  meeting.   THE  BOARD  OF  DIRECTORS
RECOMMENDS A VOTE "FOR" ELECTION OF ALL NOMINEES.




                              Steven R. Duback,
                              Secretary




Oshkosh, Wisconsin
March 25, 1996

To aid in the early preparation of a record relative to those voting by Proxy, please indicate your voting directions, sign and date the enclosed Proxy and return it promptly in the enclosed envelope. If you should be present at the meeting and desire to vote in person or for any other reason desire to revoke your Proxy, you may do so at any time before it is voted. If you receive both a Class A Proxy and a Class B Proxy, please sign both and return both.



                                  1







PROXY STATEMENT

                       OSHKOSH B'GOSH, INC.
                         112 Otter Avenue
                     Oshkosh, Wisconsin 54901
                          (414) 231-8800

                     SOLICITATION AND VOTING


     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Oshkosh B'Gosh, Inc. (the "Company") for the annual meeting of shareholders to be held on Friday, May 3, 1996. Shares represented by properly executed proxies received by the Company will be voted at the meeting or any adjournment thereof in accordance with the terms of such proxies, unless revoked. Proxies may be revoked at any time prior to the voting thereof either by written notice filed with the Secretary or Acting
Secretary of the meeting or by oral notice to the presiding officers during the meeting.

     The record date for the meeting is the close of business on March 15, 1996. At that date, there were 11,189,387 shares of Class A Common Stock and 1,266,413 shares of Class B Common Stock outstanding. Each share of Class A Common Stock entitles its holder to one vote for the election of each of two directors. Each share of Class B Common Stock entitles its holder to one vote for the election of each of seven directors. Each share of Class B Common Stock also entitles its holder to one vote concerning all other matters properly coming before the meeting. Any shareholder entitled to vote may vote either in person or by duly authorized proxy.

     A  majority of  the  shares of  each  class, represented  in person or by proxy, constitutes a quorum. Directors to be elected by each class shall be elected by a plurality of the votes of the shares of that class present in person or represented by proxy at the meeting. "Plurality" means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the meeting. In all other matters, the affirmative vote of the majority of the shares of Class B Common Stock present in person or represented by proxy at the meeting will be the act of the shareholders; holders of Class A Common Stock are not entitled to vote on other matters except as required by law.

     The independent inspector shall count the votes and ballots. Abstentions are considered as shares present and entitled to vote but are not counted as affirmative votes cast on a given matter. As a result, abstentions will have no effect with respect to the election of directors but will have the same effect as a "no"

                               2







vote on other matters. A broker or nominee holding shares registered in its name, or in the name of its nominee, which are beneficially owned by another person and for which it has not received instructions as to voting from the beneficial owner has the discretion to vote the beneficial owner's shares with respect to the election of directors but may not have discretion to do so with respect to any other matters. Any broker or nominee "non-votes" with respect to any matter will not be considered as shares entitled to vote on that matter and will not be considered by the inspector when counting votes cast on the matter. However, such broker "non-votes" will be counted for quorum purposes if the proxy is voted by the broker with respect to the election of directors.

     A majority of the shares of each class represented at the meeting, even if less than a majority of the outstanding stock of either or both classes, may adjourn the meeting from time to time without further notice.

     Expenses in connection with the solicitation of proxies will be paid by the Company. Upon request, the Company will reimburse brokers, dealers and banks or their nominees, for reasonable expenses incurred in forwarding copies of the proxy material and annual report to the beneficial owners of shares which such persons hold of record. Solicitation of proxies will be made principally by mail. Proxies may also be solicited in person, or by telephone or telegraph, by officers and regular employees of the Company.

     This  proxy   material  is  being   mailed  to  shareholders
commencing on or about March 25, 1996.






















                                       3







                  SECURITY OWNERSHIP OF CERTAIN
                 BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's Class A Common Stock and Class B Common Stock by each director, each nominee for director, each person known to own more than 5% of either class of the Company's Common Stock, each executive officer named in the Summary Compensation Table, and all directors and officers as a group. The information is as of January 1, 1996. Although shares of Class B Common Stock are convertible into Class A Common Stock on a 1-for-1 basis, the Class A Common Stock disclosures do not include shares that would be issuable upon such conversion. Except as indicated in the footnotes such persons have sole voting and investment power of the shares beneficially owned and disclaim beneficial ownership of shares held directly by their spouses.

                                      Shares of                 Shares of
                                      Class A     Percentage    Class B     Percentage
                                      Common Stock     of       Common Stock   of
                                      Beneficially   Shares     Beneficially  Shares
Name and Address of Beneficial Owner  Owned       Outstanding   Owned       Outstanding
Banc One Corporation and
subsidiaries, including amounts
owned as Trustee of the
Earl W. Wyman Trusts
dated February 17, 1960 as
amended ("Earl W. Wyman Trusts")<F1>    1,345,872   12.0%         138,120    10.9%
   100 East Broad Street
   Columbus OH 43271-0251

William F. Wyman<F1><F2><F3>                 85,435    0.8%         232,292    18.3%
   1373 Waugoo Avenue
   Oshkosh WI 54901

Thomas R. Hyde<F1><F2><F4>                  125,666    1.1%         107,327     8.5%
   109 Chapin Parkway
   Buffalo NY 14209

Thomas R. Wyman<F1><F2><F5>                 298,765    2.7%         150,612    11.9%
   2896 Fond du Lac Road
   Oshkosh WI 54901

Douglas W. Hyde<F1><F2><F6>                 119,683    1.1%         150,302    11.9%
   3700 Edgewater Lane
   Oshkosh WI 54901

Michael D. Wachtel<F1><F2><F7>              125,281    1.1%         122,558     9.7%
   1030 Washington Avenue
   Oshkosh WI 54901

Charles F. Hyde<F1><F2><F8>                  49,749    0.4%           56,835    4.5%
   1234 Washington Avenue
   Oshkosh WI 54901

Joyce W. Hyde<F1><F2><F8>                   115,263    1.0%            70,469   5.6%
   1234 Washington Avenue
   Oshkosh WI 54901

Steven R. Duback<F9>                        2,585     --                  0    --
   3212 North Summit Avenue
   Milwaukee WI 53211

Orren J. Bradley<F10>                       1,813     --                119    --
   6770 North Reynard
   Milwaukee WI 53217

Judith D. Pyle<F11>                         2,640     --                  0    --
   415 Farwell Drive
   Madison WI 53704

Jerry M. Hiegel<F12>                       11,000    0.1%                 0    --
   One South Pinckney Street
   Suite 333
   Madison WI 53703

David L. Omachinski<F13>                   13,800    0.1%                  0   --
   1605 Maricopa Drive
   Oshkosh WI 54904

Stig A. Kry                                    0      --                   0  --
   Kurt Salmon Associates
   12 East 49th Street, Suite 1400
   New York, NY 10017

Barbara Widder-Lowry<F14>                  22,300     0.2%                  0  --
   1319 Bayshore Drive
   Oshkosh WI 54901

Paul A. Lowry<F14>                         21,890     0.2%                  0  --
   1319 Bayshore Drive
   Oshkosh WI 54901

All Directors and Executive Officers
   as a group (21 persons)<F15>           910,924     8.1%            771,467 60.9%

<F1>  The  Earl W. Wyman Trust for the benefit of the Wyman family beneficially owns 247,500 shares of Class A Common Stock and 55,180 shares of Class B Common Stock, or about 2.2% and
     4.4%,   respectively,  of  such   stock  outstanding.    Its
     beneficiaries are Thomas R. Wyman  and his children (William
     F. Wyman and Ann E. Wolf). The Earl W. Wyman Trust for the benefit of the Hyde family beneficially owns 165,000 shares of Class A Common Stock and 55,180 shares of Class B Common Stock, or about 1.5% and 4.4% respectively, of such stock
     outstanding.   Its beneficiaries  are Joyce W. Hyde  and her
     children  (Douglas  W. Hyde,  Thomas  R. Hyde,  and Margaret
     H. Wachtel).   All of the beneficiaries  disclaim beneficial
     ownership of such shares.

<F2>  Thomas  R. Wyman and  Shirley  F. Wyman are  the parents  of
     William F. Wyman and Ann  E. Wolf.  Thomas R. Wyman is  also
     the brother  of Joyce  W. Hyde.   Joyce W. Hyde  and Charles
     F. Hyde are  the parents of Douglas  W. Hyde, Thomas R. Hyde
     and  Margaret  H. Wachtel  (who   is  the  wife  of  Michael
     D. Wachtel).


<F3>  William  F. Wyman owns  directly  83,630  shares of  Class A
     Common Stock  and 190,226 shares of Class B Common Stock, or
     approximately 0.7%  and 15.0%, respectively.   He also owns,
     as sole trustee of three trusts created for the benefit of his children, 880 shares of Class A Common Stock and 16,506
     shares  of Class B Common Stock.   The amounts  shown in the
     table also include 25,560 shares of Class B Common Stock owned by two trusts of which he is a remainder beneficiary and 925 shares of Class A Common Stock issuable pursuant to the vested portion of an employee stock option.

<F4>  Thomas R. Hyde owns directly 60,330 shares of Class A Common
     Stock and 91,901 shares of Class B Common Stock. He owns as sole trustee of two trusts created for the benefit of his children 14,600 shares of Class A Common Stock and 3,280 shares of Class B Common Stock. He has beneficial ownership of 19,136 shares of Class A Common Stock and 8,146 shares of Class B Common Stock held by him as custodian for his minor children, and he shares beneficial ownership of 2,800 shares of Class A Common Stock held by his spouse. In addition, he shares beneficial ownership of 4,000 shares of Class A Common Stock and 4,000 shares of Class B Common Stock owned by a trust of which he is an income beneficiary, his minor son is a remainder beneficiary and his spouse is the sole
     trustee.   In addition, he shares  beneficial ownership with
     his spouse of 24,800 shares of Class A Common Stock owned by a limited partnership in which he and his spouse are the sole general partners. The amounts shown in the table do not include 23,047 shares of Class A Common Stock owned by the Joyce W. Hyde Income Trust of 1987 of which he is a remainder beneficiary, as to which he disclaims beneficial ownership.

<F5>  Thomas R. Wyman owns the shares listed either directly or as
     marital  property  with his  wife,  Shirley  F. Wyman.   The
     amount shown in the table also includes 1,000 shares of Class A Common Stock issuable pursuant to a vested stock
     option.   The  amount shown  in the  table does  not include
     3,372 shares of Class B Common Stock (less than 1% of the total number outstanding) owned by Shirley F. Wyman, or the shares owned directly by their two adult children, as to
     which  he disclaims  beneficial ownership.   The  table also
     does not include 20,000 shares of Class A Common Stock held by a trust under which Thomas R. Wyman and Shirley F. Wyman
     are   income  beneficiaries.     They   disclaim  beneficial
     ownership of those shares.

<F6>  Douglas  W. Hyde owns  directly  68,325  shares  of  Class A
     Common Stock and 137,657 shares of Class B Common Stock, or approximately 0.6% and 10.9%, respectively, of the total
     number of such  shares outstanding.   He also  owns as  sole
     trustee of two trusts created for the benefit of his children 10,900 shares of Class A Common Stock and 3,280
     shares of  Class B Common  Stock.   In  addition, he  shares
     beneficial ownership of 35,283 shares of Class A Common Stock and 9,365 shares of Class B Common Stock owned directly by his spouse, held by his spouse as trustee for the benefit of his children and held by him as custodian for
     his minor children.   The  amounts shown in  the table  also
     include 5,175 shares of Class A Common Stock issuable pursuant to the vested portion of an employee stock option. The amounts shown in the table do not include 16,635 shares of Class A Common Stock and 2,445 shares of Class B Common Stock owned by a trust of which he is the income beneficiary and his minor daughter is the remainder beneficiary, or 23,047 shares of Class A Common Stock owned by the Joyce
     W. Hyde Income Trust of 1987 of which he is a remainder beneficiary, as to which he disclaims beneficial ownership.

<F7>  Michael  D. Wachtel owns  directly 13,710 shares  of Class A
     Common Stock and 1,710 shares of Class B Common Stock, or approximately 0.1% of the outstanding shares of each class. He owns an additional 8,000 shares of Class B Common Stock as sole trustee of two trusts created for the benefit of his
     children.   In addition,  he shares beneficial  ownership of
     96,346 shares of Class A Common Stock and 109,568 shares of Class B Common Stock owned directly by his spouse and held by his wife as custodian for their minor children and 10,900 shares of Class A Common Stock and 3,280 shares of Class B Common Stock owned by his spouse as sole trustee of two
     trusts  created for  the  benefit of  their  children.   The
     amounts shown in the table also include 4,325 shares of Class A Common Stock issuable pursuant to the vested portion of an employee stock option. The amounts shown in the table do not include 12,681 shares of Class A Common Stock and 29,083 shares of Class B Common Stock owned by two trusts of which his spouse is the income beneficiary and his minor
     children  are  remainder  beneficiaries,   respectively,  or
     23,047  shares of  Class A Common Stock  owned by  the Joyce
     W. Hyde Income Trust of 1987 of which his wife is a remainder beneficiary, as to which he disclaims beneficial ownership.

<F8>  Charles F. Hyde,  and his  wife, Joyce W. Hyde,  own all  of their Company stock as marital property, but they each hold the amounts shown in their own respective names. The amount shown in the table also includes 1,000 shares of Class A Common Stock issuable pursuant to a vested stock option held by Charles F. Hyde. The amounts shown in the table do not include the shares owned directly or indirectly by their three adult children, as to which they disclaim beneficial ownership. The table also does not include 69,140 shares of Class A Common Stock held by the Joyce W. Hyde Income Trust of 1987, under which she is the income beneficiary, but disclaims beneficial ownership.

<F9>  Steven R. Duback owns 1,185  shares of Class A  Common stock directly and 400 shares as custodian for his children. The amount shown in the table also includes 1,000 shares of Class A Common Stock issuable pursuant to a vested stock option.

<F10> Orren  J. Bradley owns  813 shares  of Class A  Common Stock directly. The amount shown in the table also includes 1,000 shares of Class A Common Stock issuable pursuant to a vested stock option.

<F11> Judith  D. Pyle owns  1,640 shares  of Class A  Common Stock directly. The amount shown in the table also includes 1,000 shares of Class A Common Stock issuable pursuant to a vested stock option.

<F12> The shares listed include  10,000 owned by a trust  of which
     Mr. Hiegel is  the primary beneficiary.   Mr. Hiegel has the
     right to amend or revoke the trust at any time.   The amount
     shown in the table also includes 1,000 shares of Class A Common Stock issuable pursuant to a vested stock option.

<F13> David  L. Omachinski  owns 12,000  shares of  Class A Common
     Stock directly.  The amount shown in the table also includes
     1,800 shares of Class A Common Stock issuable pursuant to the vested portion of an employee stock option.

<F14> Barbara  Widder-Lowry and  Paul A. Lowry  (who are  spouses)
     each own 20,000 shares of Class A Common Stock directly. The amounts shown in the table also include 2,300 shares and 1,700 shares of Class A Common Stock issuable to each of them, respectively, pursuant to the vested portion of employee stock options.

<F15> The amounts  shown in  the table  include  32,625 shares  of
     Class A Common Stock issuable to directors and executive officers pursuant to the vested portions of stock options, but do not include amounts owned by the Earl W. Wyman Trusts described in Note 1, above.

     The descendents of Earl W. Wyman, their spouses and trusts of which they are beneficiaries (the "Wyman/Hyde Group," including, among others, Thomas R. Hyde, Charles F. Hyde, Joyce
W. Hyde,   Douglas   W. Hyde,   Michael    D. Wachtel,   Margaret
H. Wachtel, the Earl W. Wyman Trusts, Thomas R. Wyman and William
F. Wyman) own a total of 1,853,438 shares of Class A Common Stock (approximately 16.6% of the outstanding shares) and 1,035,655 shares of Class B Common Stock (approximately 81.8% of the outstanding shares). Each member of the Wyman/Hyde Group is subject to a cross purchase agreement pursuant to which his or her Class B Common Stock generally may not be transferred except to a spouse or descendent (or a trust for their benefit) unless the shares first have been offered to the other members of the Wyman/Hyde Group.

     Under the securities laws of the United States, the Company's directors, its executive officers and any person holding more than 10% of any class of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and the Company is required to disclose in this Proxy Statement any failure to file the reports on or before these dates not previously reported. To the Company's knowledge, all of these filing requirements were satisfied except that the report of initial ownership by a new executive officer (Gary D. Brock) was filed late due to an oversight.



                 DIRECTORS AND EXECUTIVE OFFICERS


Election of Directors

     Information regarding the nominees for whom the shares represented by proxies will be voted for election as directors is set forth in the following table. Proxies for Class A Common Stock will be voted to elect Orren J. Bradley and Jerry M. Hiegel as directors, and proxies for Class B Common Stock will be voted to elect Douglas W. Hyde, Michael D. Wachtel, William F. Wyman, Steven R. Duback, Judith D. Pyle, David L. Omachinski and Stig
A. Kry, as directors. In the unforeseen event that any nominee will be unable or unwilling to serve, proxies will be voted with discretionary authority for a substitute nominee designated by the Board of Directors.

     The nominees for Directors are:

                                      Principal Occupation
                                           and Business                                     Director
Name                     Age                Experience                                       Since

                            Nominees for Directors to be Elected by Class B Shares
Douglas W. Hyde           45     Chairman of the Board (since May, 1994), President            1988
                                 (since 1991) and Chief Executive Officer (since 1992);
                                 prior thereto Mr. Hyde served as Senior Vice President --
                                 Marketing (since 1989); Vice President -- Merchandising
                                 (since 1983); and as Director of Sportswear Merchandising
                                 (since 1979); joined the Company in 1975.

Michael D. Wachtel        42     Executive Vice President (since 1991), Chief Operating        1988
                                 Officer (since 1992) and Assistant Secretary (since 1990);
                                 prior thereto Mr. Wachtel served as Senior Vice President --
                                 Operations (since 1986); and as Director of Operations
                                 (since 1984) and as Administrative Assistant to the
                                 President; joined the Company in 1978.

William F. Wyman          36     Vice President -- Domestic Licensing (since 1993).            New
                                 prior thereto he was Director of Licensed Products            Nominee
                                 (since 1991) and Manager of Retail Development
                                 (since 1990); joined the Company in 1981.

Steven R. Duback<F1>       51     Partner, Quarles & Brady (law firm), Milwaukee (joined        1981
                                 the firm in 1969); Secretary of the Company (since 1981).

Judith D. Pyle            52     Vice Chairman and Senior Vice President, Corporate            1989
                                 Marketing, Rayovac Corporation (manufacturer of batteries
                                 and flashlights) (since 1983).  Ms. Pyle is also a
                                 director of Rayovac Corporation, of Firstar Corporation
                                 and of Wisconsin Power & Light Co.

David L. Omachinski       44     Vice President -- Finance, Chief Financial Officer and        1994
                                 Treasurer (since 1993).  Joined the Company in 1993.
                                 Prior thereto (since 1980) Mr. Omachinski was a shareholder of Schumaker, Romenesko & Associates, S.C.  (since 1992
                                 Mr. Omachinski was the Executive Vice President and
                                 Chief Operating Officer thereof) which served as the
                                 Company's independent public accountants.

Stig A. Kry               67     Retired.  From 1957 to 1993 Mr. Kry was a management          New
                                 consultant with Kurt Salmon Associates, Inc.                  Nominee


<F1>  Quarles  & Brady, of which Mr. Duback is  a partner, has performed legal services for the Company for many years.


                                                 Principal Occupation
                                                     and Business                                     Director
Name                     Age                          Experience                                       Since

                            Nominees for Directors to be Elected by Class A Shares
Jerry M. Hiegel           69     Chairman of the Hiegel Group, Inc. (a private                           1992
                                 investment firm) since 1987.  Prior thereto Mr. Hiegel
                                 was Executive Vice President of General Foods
                                 Corporation (a diversified food manufacturer)
                                 (since 1982); Chairman (since 1984), President and CEO
                                 (since 1980), and President (since 1977) of Oscar
                                 Mayer Foods Corporation (food manufacturer
                                 specializing in packaged meats).  Mr. Hiegel is also a
                                 director of Firstar Corporation.

Orren J. Bradley          71     Retired; prior to 1992, President of Metro Milwaukee,                   1988
                                 Inc. (a community based organization to promote tourism)
                                 (since 1990); prior thereto he was Senior Vice-President
                                 of Laub Group, Inc. (independent insurance agents) (since
                                 1985); prior thereto Mr. Bradley was Chairman and CEO of
                                 Boston Store.  Mr. Bradley is also a director of
                                 Stokely, USA, Inc.


Each director attended 75% or more of the meetings of the Board and committees of which he or she is a member held during 1995. The nominating committee currently consists of Ms. Pyle (chair) and Messrs. Duback, Bradley, D. Hyde, T. Wyman and C. Hyde (T. Wyman and C. Hyde are retiring from the Board effective on the date of the Annual Meeting). The executive committee consists of Messrs. D. Hyde (chair), Bradley, Wachtel and Omachinski. The compensation committee consists of Messrs. Duback (chair), Hiegel and Ms. Pyle. The audit committee consists of Messrs. Bradley (chair), Hiegel and D. Hyde.

Executive Officers

     Information concerning those continuing executive officers of the Company who are not directors or nominees for director is set forth in the following table.

Name                     Age  Position and Experience

Clifford J. Thompson     50   Senior Vice President -- Operations
                              (since  December,   1994).    Prior
                              thereto  he  was Vice  President --
                              Operations   at   Liberty   Trouser
                              Company    (since   1993);    Chief
                              Operating  Officer,  Corporate Vice
                              President  of Gitano  Manufacturing
                              Group (since  1991); Vice President
                              of   Domestic   Manufacturing    at
                              Espirit de Corp. (since 1989).

Anthony S. Giordano      58   Vice    President    --     Product
                              Engineering   (since  May,   1994);
                              prior thereto he was Vice President
                              --   Manufacturing   (since  1989);
                              joined the Company in 1963.

Donald M. Carlson        59   Vice  President --  Human Resources
                              (since   1990).     Prior   thereto
                              Mr. Carlson    was   Director    of
                              Organizational   Effectiveness  and
                              Training for General Dynamics Corp.
                              (an    aerospace     and    defense
                              manufacturer) (since 1959).

Jon C. Dell'Antonia      53   Vice   President    --   Management
                              Information  Systems  (since 1990).
                              Prior    thereto   Mr. Dell'Antonia
                              served  in  a similar  capacity for
                              Coleman  Co.   (a  manufacturer  of
                              outdoor    recreational   products)
                              (since 1982).

Michael G. Donabauer     47   Vice    President   --    Corporate
                              Marketing   and   Planning   (since
                              1992), Director of Marketing (since
                              1991).   Prior thereto he  was Vice
                              President of  Marketing of Charming
                              Shoppes, Inc. (since 1988).

Paul A. Lowry            44   Vice President  -- Corporate Retail
                              (since 1994).  Prior thereto he was
                              Vice President Store/Operations for
                              Essex   Outfitters,   Inc.   (since
                              1991).

Barbara Widder-Lowry     45   Vice  President --  Children's Wear
                              Product  Development  (since 1994).
                              Prior thereto she was  an executive
                              officer  of Essex  Outfitters, Inc.
                              (since 1990).

Kenneth H. Masters       53   Vice  President  --   Manufacturing
                              (since May, 1994).   Prior  thereto
                              he was Assistant Vice  President --
                              Manufacturing (since 1983);  joined
                              the Company in 1962.

Gary D. Brock            47   Vice President -- Sales, Children's
                              Wear (since November, 1995).  Prior
                              to that date he served  as National
                              Sales  Manager (since 1993) or as a
                              Regional  Sales   Manager  for  the
                              Company (since 1990).


     Charles F. Hyde is the father of Douglas W. Hyde, the father-in-law of Michael D. Wachtel, the brother-in-law of Thomas
R. Wyman and  the uncle of  William F. Wyman,  who is the  son of
Thomas  R. Wyman.   Paul  A. Lowry and  Barbara Widder-Lowry  are
spouses.    There are  no  other family  relationships  among the
executive officers, directors and nominees.



                     MANAGEMENT COMPENSATION

Summary Compensation Table

     The following table shows compensation paid by the Company for services rendered to the Company during its fiscal year ended
December 31, 1995, to the five most highly compensated executive officers.

                    SUMMARY COMPENSATION TABLE
                                                                          Long-Term Compensation
                          Annual Compensation                          Awards             Long-Term   All
                                                     Other                        Incentive Other
                                                     Annual    Restricted            Plan   Compen-
                                Salary   Bonus    Compensation   Stock    Options   Payouts sation
Name and Principal        Year  ($)      ($)         ($)<F1>     Award(s)    (#)       ($)  ($)<F2>
Douglas W. Hyde          1995   309,000  187,275       --         0       20,700        0    29,865
President and Chief      1994   300,000   46,061       --         0            0        0    24,458
Executive Officer        1993   149,400   58,667       --         0            0        0    12,120

Michael D. Wachtel       1995   257,500  156,063       --         0       17,300        0    24,861
Executive Vice           1994   250,000   38,636       --         0            0        0    20,918
President and Chief      1993   143,400   58,492       --         0            0        0    11,404
Operating Officer

David L. Omachinski      1995   164,800   80,575       --         0        7,200        0    18,079
Vice President -         1994   160,000   43,387       --         0            0        0     1,695
Finance CFO and          1993     8,172        0       --         0            0        0         0
Treasurer

Barbara Widder-Lowry<F3> 1995   215,250   84,612       --         0        9,200        0    21,696
Vice President --        1994   228,258   17,668       --         0            0        0 2,258,819
Children's Wear Product
Development

Paul A. Lowry<F3>        1995   157,500   73,464       --         0        6,800        0    15,481
Vice President -         1994   159,307   15,918       --         0            0        0     9,930
Corporate Retail

<F1>  For  1995, 1994 and  1993 other annual  compensation did not exceed the lesser of $50,000 or 10% of such executive officer's salary.

<F2>  The   Company's  contributions  to  the  named  individual's
     accounts in its Profit Sharing Plans for 1995, 1994 and 1993 were $12,000, $9,750 and $10,660 for Mr. Hyde, $12,000,
     $9,750 and $10,234 for Mr. Wachtel, $12,000, N/A and N/A for Mr. Omachinski, $12,000, $9,750 and N/A for Ms. Widder-Lowry
     and  $12,000, $8,322 and  N/A for Mr. Lowry.   The Company's
     contributions to the same individuals' accounts for the same years in the defined contribution portion of the Excess Benefits Plan were $16,405, $13,248 and N/A for Mr. Hyde, $11,691, $9,998 and N/A for Mr. Wachtel, $4,655, N/A and N/A
     for   Mr. Omachinski,   $7,963,    $1,336   and   N/A    for
     Ms. Widder-Lowry and $1,873, N/A and N/A for Mr. Lowry. Premiums paid by the Company on a term life insurance policy covering Mr. Hyde for each of 1995, 1994 and 1993 were $1,460; premiums for each of the same years for Mr. Wachtel were $1,170; premiums for Mr. Omachinski were $1,424, $1,695 and N/A; premiums for Ms. Widder-Lowry were $1,733, $1,733 and N/A, respectively, and premiums for Mr. Lowry were $1,608, $1,608 and N/A.

     The 1994 amount for Ms. Widder-Lowry includes 20,000 shares of Class A Common Stock and a cash payment of $2,050,000, both provided in settlement for cancellation of her long-term employment agreement with Essex Outfitters, Inc., a subsidiary of the Company, in connection with the merger of Essex Outfitters, Inc. into the Company in 1994. That contract had provided for continued employment and annual bonuses through April 5, 1997. Effective May 1, 1994, Ms. Widder-Lowry and Mr. Lowry entered into new employment contracts with the Company that provide for employment through April 30, 1999. The new contracts provide for an initial base salary of $205,000 and $150,000, respectively, with annual increases of 5% or such greater amount as may be approved by the Board of Directors, and provide that they will participate in the Management Incentive Compensation Plan described in the "Compensation Committee Report on Executive Compensation" below. The contracts also provide that, in the event Ms. Widder-Lowry's employment or Mr. Lowry's employment is terminated by the Company prior to April 30, 1999 for any reason other than cause (as defined in the contracts), death or disability, they shall be entitled to receive monthly severance payments of $23,917 and $17,500, respectively, until April 30, 1999.

<F3>  Ms. Widder-Lowry  and Mr. Lowry  were  not  employed by  the
     Company during 1993.

Stock Options

     The following table sets forth information concerning  stock option  grants during 1995 to  the named executive  officers.  No
SARs  were  granted in  1995.   These  grants comprise  the stock
incentive component of the executives' 1995 compensation.


              Option/SAR Grants in Last Fiscal Year

                                 % of Total
                                Options/SARs                         Grant Date
                                 Granted to   Exercise or              Present
                  Options/SARs  Employees in  Base Price  Expiration    Value
  Name            Granted #<F1>Fiscal Year<F2>  ($/Sh)      Date        $<F3>

Douglas W. Hyde       20,700        13.4%       $14.50      2/20/05   $103,707
Michael D. Wachtel    17,300        11.2%        14.50      2/20/05     86,763
David L. Omachinski    7,200         4.6%        14.50      2/20/05     36,072
Barbara Widder-Lowry   9,200         5.9%        14.50      2/20/05     46,092
Paul A. Lowry          6,800         4.4%        14.50      2/20/05     34,068

[FN]

<F1>  Consists  entirely of  nonqualified  stock  options  granted pursuant to  the Oshkosh  B'Gosh, Inc. 1994  Incentive Stock
     Plan  (the "1994  Plan").   Each of  these options  vests in
     equal  annual  installments  on   each  of  the  first  four
     anniversaries following the grant date provided the optionee
     is  still an  employee of  the Company at  that time.   Each
     option was granted with an exercise price equal to the market value of the Company's Class A Common Stock on the date of the grant. Unless earlier terminated, these options expire ten years after the date of the grant.

<F2>  Based on stock  option grants made to employees  during 1995 for 154,900 shares of Class A Common Stock.

<F3>  The  estimated grant  date  present value  reflected in  the above table is determined using the Black-Scholes model. The Company does not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option. The ultimate values of the options will depend on the future market price of the Company's Class A Common Stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Company's Class A Common Stock over the
     exercise price on  the date  the option is  exercised.   The
     material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the option grants reflected in the above table include an exercise price on the option of $14.50 (the fair market value of the underlying stock on the date of grant); an option term of ten years; an interest rate of 7.47% (the interest rate on a U.S. Treasury security on the date of grant with a maturity date corresponding to that of the option term); volatility of 41.5 percent (calculated using the Company's daily stock prices for the one-year period prior to the grant date); dividends at the rate of $0.28 per share (the annualized dividends paid with respect to a share of common stock at the date of grant); and reductions of approximately 19 percent to reflect the probability of forfeiture due to termination prior to vesting, and approximately 14 percent to reflect the probability of a shortened option term due to termination of employment prior to the option expiration date.

[/FN]

 Aggregated Option/SAR Exercises in Last Fiscal Year, and Fiscal
                        Year-End Option/SAR Value

                                                    Number of Securities           Value of Unexercised
                                                   Underlying Unexercised              In-the-Money
                      Shares                       Options/SARs at Fiscal             Options/SARs at
                    Acquired on     Value                Year-End(#)                Fiscal Year-End<F1>
Name                Exercise(#)   Realized($)   Exercisable   Unexercisable    Exercisable   Unexercisable
Douglas W. Hyde             0             0          0             20,700           0              $62,100
Michael D. Wachtel          0             0          0             17,300           0               51,900
David L. Omachinski         0             0          0              7,200           0               21,600
Barbara Widder-Lowry        0             0          0              9,200           0               27,600
Paul A. Lowry               0             0          0              6,800           0               20,400

    \
<F1>  Based on the closing  price of the Company's Class  A Common
     Stock at the end of the fiscal year of $17.50 per share.


Pension Plans

     The Company maintains a qualified Pension Plan and an unfunded Excess Benefits Plan that provides to participant's pension benefits that they would otherwise be prevented from receiving as a result of certain limitations of the Internal Revenue Code. The following table shows estimated annual benefits payable upon normal retirement to persons in specified remuneration and years of service classifications under the qualified Pension Plan, including amounts payable under the Excess Benefits Plan.

                        PENSION PLAN TABLE

 Average Annual               Years of Service
 Remuneration   15        20         25       30         35

  $100,000   $15,000 $ 20,000   $ 25,000  $ 30,000  $ 35,000
   150,000    22,500   30,000     37,500    45,000    52,500
   200,000    30,000   40,000     50,000    60,000    70,000
   250,000    37,500   50,000     62,500    75,000    87,500
   300,000    45,000   60,000     75,000    90,000   105,000
   350,000    52,500   70,000     87,500   105,000   122,500
   400,000    60,000   80,000    100,000   120,000   140,000
   500,000    75,000  100,000    125,000   150,000   175,000
   600,000    90,000  120,000    150,000   180,000   210,000


     Under the Company's qualified Pension Plan and Excess Benefit Plan a non-union employee generally is entitled to receive upon retirement at age 65 a lifetime monthly benefit equal to 1% of his highest five consecutive year average monthly compensation (including salary and bonuses as shown in the Summary Compensation Table) multiplied by the number of years in which he completed at least 1,000 hours of service, or certain actuarial equivalent benefits. An employee who has reached age 60 and completed five years of service may retire and begin to receive the actuarial equivalent of his pension benefits, and pre-retirement death benefits equal to the actuarial equivalent value of a participant's accrued pension benefits. Benefit amounts are not subject to any reduction for Social Security benefits. The current years of credited service of Messrs. Hyde, Wachtel, Omachinski and Lowry and Ms. Widder-Lowry are 20, 18, 2, 2 and 2, respectively. The currently applicable final five year average compensation covered by the Pension Plan and Excess Benefits Plan to Messrs. Hyde, Wachtel, Omachinski, Lowry and Ms. Widder-Lowry are $281,575, $256,480, $208,187, $166,363, and
$238,900.






                  COMPENSATION COMMITTEE REPORT
                    ON EXECUTIVE COMPENSATION


General  Overview  of  Executive  Compensation  and  Compensation
Committee Philosophy

     The Compensation Committee recommends executive compensation levels for the Company's executive officers. Its recommendations were approved by the Board in 1995 without change. Salaries, annual cash incentive bonus award opportunities and related performance criteria are determined and established at the beginning of the calendar year with respect to which the salaries and the incentive cash bonuses are payable. The incentive bonuses are awarded as part of what is called the Management Incentive Compensation Plan. In addition, the Committee makes annual grants of nonqualified stock options to employees who are in a position to make a significant impact on the long-term overall performance of the Company.

     The   philosophical  basis  for   the  salary  amounts,  the
incentive bonus opportunities under the Executive Incentive Compensation Plan, and the stock option awards is twofold: first, to provide compensation which is competitive in the marketplace; and second, to create a mix of compensation elements which will provide incentives to focus on both short-term and long-term goals.

Base Salary

     Base salaries of the executive officers are based primarily on competitive market data and to a lesser extent by the individual judgment of the Committee regarding the individual's duties, responsibilities and skills.

     As in past years, the Committee collected and analyzed data provided by Hewitt Associates relating to several published surveys reporting diversified industry (including, but not limited to, apparel manufacturers) information. When possible, the 50th percentile market level of base salary for a "bonus-eligible" firm of $350 million in sales was predicted. In the case of some positions, Hewitt was not able to match Company positions to the available survey sources, and in these cases, the Committee's salary recommendations were based on existing salary levels, a comparison to recommended salaries for other officers for which market data was available, and the Committee's knowledge of the individual's duties, responsibilities and skills.

     The Committee's recommendations resulted in base salaries ranging from 89% to 114% of the 50th percentile base salary shown or predicted by the market data described above. The variances from 100% of market were based primarily on the Committee's perception of the variance of the market job description from the particular position within the Company, and on its subjective judgment about the individual's relative value to the Company.

Annual  Cash  Incentive  Bonus  Under  the  Management  Incentive
Compensation Plan

     Annual cash incentive bonuses for executive officers under the Management Incentive Compensation Plan are based on the Committee's belief that a significant portion of the annual compensation of each executive officer should be contingent upon the financial performance of the company, the achievement of predetermined performance goals relating to the functional area of the company's operations for which the individual has responsibility, and a year-end subjective evaluation of the individual's overall performance during the past year.

     Various performance goals were established for each executive officer, and each officer was given an opportunity to earn a bonus, defined as a percentage of his base salary, for achievement of these goals at various levels: minimum, target and maximum. For the CEO and COO, if achievement of performance goals is at "target" the bonus earned is 47% of base salary, if at "minimum" the bonus is 24% of base salary, and if at or better than "maximum" the bonus is 71% of base salary. For all other executive officers the target bonus percentages ranged from 25% to 40% of salary, the minimum percentages ranged from 13% to 20% of salary, and the maximum percentages ranged from 38% to 60% of salary. If performance falls below "minimum," no bonus is paid.

     The performance goals included three basic components for each officer: (1) a "Corporate" component measured 30% by company sales and 70% by pre-tax earnings; (2) a "Responsibility Area" component based on pre-defined goals related specifically to the functional area of the Company's business for which the particular officer is responsible; and (3) an "Individual Evaluation" component based on a subjective year-end evaluation of the officer's overall performance by the person to whom the officer reports (or by the
Compensation Committee in the case of the CEO and the COO).

     The selection, weighting and sizing of the individual components of the incentive bonus plan were determined by the Committee based on a combination of factors including: advice it received from Hewitt Associates; the Committee's belief that the "Corporate" component of the total potential bonus ought to be a higher percentage for those who are in the position to have the greatest impact on the overall financial performance of the Company; the Committee's belief that for officers other than the CEO and COO, the potential bonus ought to reflect, to a significant degree, achievement or lack thereof in specific functional areas for which the individual has responsibility; the Committee's belief that some portion of the bonus (15%) ought to be based on a subjective year-end evaluation of the individual's overall performance; and finally a comparison of aggregate compensation (including base salary plus incentive bonus at target level) with the market data provided by Hewitt Associates described above under "Base Salary" but with the relevant comparison being at the 65th percentile (rather than the 50th percentile) to reflect the Committee's feeling that the target level goals (budgeted amounts) for the "Corporate" performance component were aggressive and therefore would be relatively difficult to achieve.

Long-Term Stock Incentives

     The Committee views stock based compensation as an important incentive component of the Company's overall compensation package. The Committee believes that stock based compensation serves the important purposes of (a) aligning executive compensation with the creation of shareholder value by rewarding performance based on increases in the value of the Company's stock and by providing executives with an ownership perspective,
(b) focusing   executives   on    long-term   performance,    and
(c) providing a balance between short-term and long-term perspective. It also believes that stock based compensation will assist the Company in attracting qualified employees and building long-term relationships with existing employees.

     In February of 1995, nonqualified stock options to purchase a total of 111,600 shares of the Company's Class A Common Stock were granted to executive officers of the Company under the Oshkosh B'Gosh, Inc. 1994 Incentive Stock Plan. The options vest in equal annual installments on each of the first four anniversaries following the grant date provided the optionee is still an employee of the Company at that time. Each option was granted with an exercise price equal to the market value of the Company's Class A Common Stock on the date of grant, thus serving to focus the optionee's attention on managing the Company from the perspective of an owner with an equity stake in the Company.

     In determining the number of options to be granted to each executive officer, the Committee sought and followed the advice of Hewitt Associates. In addition, the Committee determined the size of the awards based on its belief that the size of the award should be in direct proportion to an individual's capacity, based on his or her job function, to affect the long-term performance of the Company. More specifically, Hewitt recommended guidelines for the size of option awards based on the number of shares multiplied by the exercise price in relation to the employee's position in the Company and the employee's salary. For the CEO and COO, the number of shares granted was that number equal to 100% of 1994 base salary divided by the per share market value on the date of grant, rounded up to the nearest multiple of 100 shares. For the other executive officers, the number of shares granted was similarly determined but based on 65%, rather than 100%, of 1994 base salary. The Committee presently anticipates that stock option awards will be made annually to the executive officers as well as to other key employees.

Chief Executive Officer Compensation

     Douglas W. Hyde was the President and CEO of the Company during 1995. His total 1995 cash compensation was $496,275, consisting of $309,000 of base salary and $187,275 of incentive bonus. His base salary was based primarily upon market data supplied by Hewitts Associates and also upon the Committee's subjective evaluation of his individual skills and responsibilities. With respect to his incentive bonus (47% of base salary at "target"), the Committee believed that a high percentage (85%) of his potential total bonus should be based upon the overall financial performance of the Company as measured by its 1995 net sales and pre-tax earnings, because the CEO's primary responsibility is to achieve results in these areas of overall Company performance. As it turned out, the bonus component based on 1995 net sales was achieved at slightly below "target", and the bonus component based on 1995 pre-tax earnings was achieved at just slightly below the "maximum" achievement level. The other 15% of his potential bonus (the "Individual Evaluation" component) was judged by the Committee to have been achieved at the level of "outstanding" (as opposed to "unsatisfactory," "satisfactory" or "good") based on the Committee's determination that during 1995, Mr. Hyde had handled many difficult problems decisively and well, had continued to mature as an executive leader and had forged an effective top level management team. The Committee also felt that the significantly improved 1995 Company earnings were in significant part due to Mr. Hyde's leadership. The number of options granted to Mr. Hyde under the 1994 Stock Incentive Plan was determined as described above for executive officers of the Company.

Section 162(m)

     Under Section 162(m) of the Internal Revenue Code, a publicly-held corporation may not deduct compensation in excess of $1 million paid in a taxable year to the Chief Executive Officer or to any other executive officer whose compensation is required to be reported in the Summary Compensation Table. Qualified performance-based compensation will not be subject to the deduction limit if certain conditions are met. It is the Committee's intent to take the steps necessary to satisfy those conditions in order to preserve the deductibility of executive compensation to the fullest extent possible consistent with its other compensation objectives and overall compensation philosophy. Accordingly, the Oshkosh B'Gosh, Inc. 1994 Stock Incentive Plan, as adopted by the Board of Directors and approved at the 1995 Annual Meeting of Shareholders, fulfills the requirements for treatment as qualified performance-based compensation. The Committee has determined that it is not necessary for the Management Incentive Compensation Plan to fulfill the requirements for treatment as qualified performance-based compensation because the magnitude of compensation is not large enough to cause any loss of tax deductibility under Section 162(m).

                         Compensation Committee

                         Steven R. Duback
                         Judith D. Pyle
                         Jerry M. Hiegel


Directors' Compensation

     Each  outside  director  of the  Company  (currently Messrs.
C. Hyde, T. Wyman, Duback, Bradley and Hiegel, and Ms. Pyle) is entitled to receive $800 for each directors meeting attended either in person or by telephone conference lasting over two hours; $500 for meetings by telephone conference up to two hours in length and $600 for each committee meeting attended, plus travel expenses to and from the meeting. In addition, each outside director is entitled to receive a fee of $1,250 per month. During 1995, Messrs. C. Hyde,
T. Wyman, Duback, Bradley and Hiegel and Ms. Pyle received director's fees of $20,100, $20,100, $20,600, $21,300, $20,700 and $20,600, respectively.

Compensation Committee Interlocks and Insider Participation

     The Company's three member Compensation Committee includes Steven R. Duback (a partner in Quarles & Brady, the Company's principal outside counsel, who also serves as the Company's Secretary), together with Ms. Pyle and Mr. Hiegel. There are no Compensation Committee interlocks.




         Comparison of Five-Year Cumulative Total Return*
            Oshkosh B'Gosh, Inc., S&P 500 Stock Index,
           and S&P Textile-Apparel Manufacturers Group




(GRAPH SHOWING COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN)

               OSHKOSH             S&P
     DATE      B'GOSH    S&P 500   TEXTILE

December 1990  $100.00   $100.00   $100.00
December 1991  $136.09   $130.24   $160.31
December 1992  $ 99.23   $140.25   $170.66
December 1993  $ 91.61   $154.32   $129.06
December 1994  $ 67.51   $156.42   $126.43
December 1995  $ 85.89   $214.99   $141.98

*Total return assumes reinvestment of dividends on a quarterly basis.




                     INDEPENDENT ACCOUNTANTS

     The Company engaged Ernst &  Young as the independent public accountants to  audit the Company's financial  statements for the
fiscal year  ended December 31, 1995.   No change  of independent
public accountants is contemplated during 1996.

     Representatives from Ernst & Young are expected to be present at the meeting and will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate shareholder questions.


                          OTHER MATTERS

     The Board of Directors has not been informed and is not aware that any other matters will be brought before the meeting. However, proxies may be voted with discretionary authority with respect to any other matters that may properly be presented to the meeting and any adjournment thereof.


                      SHAREHOLDER PROPOSALS

     Shareholder proposals must be received by the Company no later than November 26, 1996 in order to be considered for inclusion in next year's annual meeting proxy statement.




                              By order of the Board of Directors

                              Douglas W. Hyde, Chairman

     A copy (without exhibits) of the Company's Form 10-K annual report to the Securities and Exchange Commission for the fiscal year ended December 31, 1995 will be provided without charge to each record or beneficial owner of the Company's Class A Common Stock or Class B Common Stock as of March 15, 1996 on the written request of such person directed to: David L. Omachinski, Vice President -- Finance, Oshkosh B'Gosh, Inc., 112 Otter Avenue, P.O. Box 300, Oshkosh, Wisconsin 54902.



Oshkosh, Wisconsin
March 25, 1996